Exhibit 11.1

                        DESTRON FEARING CORPORATION

        Calculation of Basic And Diluted Earnings (Loss) Per Common and
                          Common Equivalent Share
                 (in thousands, except per share amounts)


                                            Quarter Ended December 31,
                                            -------------------------
                                                1997         1996
                                                ----         ----
Net income (loss)                              $  (412)     $    81
                                               -------      -------
                                               -------      -------

Weighted average number of common
  and common equivalent shares
  outstanding:

     Weighted average number of
     common shares outstanding                  13,294       11,644

     Dilutive effect of stock options and
     warrants after application of the
     treasury stock method                          --          302
                                               -------      -------


                                                13,294       11,946
                                               -------      -------
                                               -------      -------

Basic and diluted earnings (loss) per
   common and common equivalent share          $ (0.03)     $  0.01
                                               -------      -------
                                               -------      -------



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